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                               CONSULTING AGREEMENT

     This agreement is made by and between Tauren Exploration Inc. ("Tauren") and Roseland Oil & Gas, Inc. ("Roseland"). The effective date of this agreement is December 1, 1997 and will continue in effect until December 31, 2002. This agreement can be extended for one year on an annual basis thereafter in writing of both parties prior to the termination date each year.

     Tauren maintains a staff of highly skilled technical and financial personnel experienced in oil and gas exploration and development and agrees to furnish consulting services as needed to Roseland at the following rates:

Operations (In-House Engineering & Field)          $100/hr.
Senior Geologist                                   $100/hr.
Staff Geologist                                    $ 70/hr.
Geological Technician                              $ 25/hr.
Finance/Accounting (Manager Level)                 $ 80/hr.
Senior Accountant                                  $ 50/hr.
Clerical                                           $ 25/hr.
Marketing/Investor Relations                       $ 50/hr.

     In addition, Roseland agrees to pay for the portion of general and administrative expenses attributed to the business conducted on its behalf by Tauren. These rates are established through analysis of market rates and discounted from the average of those rates as of the date of this agreement.

     This agreement is not transferrable and can not be assigned by either party. This agreement may be amended in writing with the written consent of both parties.



Signed:
TAUREN EXPLORATION INC.                    ROSELAND OIL & GAS, INC.


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Calvin Wallen III, President               Calvin Wallen III, President & C.E.O